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                          August 9, 2021

       Clint E. Stein
       Chief Executive Officer
       Columbia Banking System, Inc.
       1301 A Street
       Tacoma, WA 98402-4200

                                                        Re: Columbia Banking
System, Inc.
                                                            Registration
Statement on Form S-4
                                                            Filed August 6,
2021
                                                            File No. 333-258551

       Dear Mr. Stein:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sonia
Bednarowski at 202-551-3666 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Finance